Filed Pursuant to Rule 424(b)(5)
Registration Number 333-229176

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.125% Senior Notes due 2029	$450,000,000	99.213%	$446,458,500	$54,110.78

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act

Prospectus Supplement
(To Prospectus dated January 9, 2019)

$450,000,000

5.125% Senior Notes due 2029

We are offering $450,000,000 aggregate principal amount of 5.125% Senior Notes due 2029.

We will pay interest on the notes semi-annually in arrears on January 18 and July 18 of each year, beginning on July 18, 2019. The notes will mature on January 18, 2029. We may redeem the notes, in whole or part, at our option at any time or from time to time at the redemption prices described in this prospectus supplement under “Description of Notes — Optional Redemption.” If we experience a Change of Control Triggering Event, as defined in this prospectus supplement, we may be required to offer to purchase the notes from holders. See “Description of Notes — Repurchase at the Option of Holders.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

Investing in the notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement and the risks described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Us(1)
Per Note	99.213%	0.650%	98.563%
Total	$446,458,500	$2,925,000	$443,533,500
(1)	Plus accrued interest, if any, from January 18, 2019, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to investors on or about January 18, 2019 in book-entry form only through the facilities of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., against payment in New York, New York.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

Senior Co-Managers

Fifth Third Securities	HSBC
Wells Fargo Securities

Co-Manager

US Bancorp

January 16, 2019

Prospectus Supplement

Prospectus

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S-i

About This Prospectus Supplement

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Steelcase,” “we,” “our,” “us” or similar references are to Steelcase Inc. and its consolidated subsidiaries.

This document is in two parts. The first part, this prospectus supplement, describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, provides you with a general description of the securities we may offer from time to time, some of which may not apply to the notes offered hereby. This prospectus supplement may also add, update or change information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, as well as any free writing prospectus with respect to this offering, together with additional information described under the heading “Where You Can Find More Information.” If the description of the offering varies between this prospectus supplement or such free writing prospectus and the accompanying prospectus, you should rely on the information in this prospectus supplement or such free writing prospectus, as applicable.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the notes in any jurisdiction where such offer or sale is not permitted.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus and the documents incorporated by reference is accurate as of any date other than the respective dates of such documents. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Where You Can Find More Information

We file annual reports, quarterly reports, proxy statements, and other documents with the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.steelcase.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or our other securities filings and is not a part of these filings.

S-ii

Incorporation by Reference

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede such information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for our fiscal year ended February 23, 2018 (including portions of the definitive Proxy Statement for our Annual Meeting of Shareholders held on July 11, 2018 incorporated therein by reference);(1)
•	Quarterly Reports on Form 10-Q for our fiscal quarters ended May 25, 2018, August 24, 2018 and November 23, 2018; and
•	Current Reports on Form 8-K filed July 6, 2018, July 16, 2018, July 31, 2018, September 20, 2018 (File No. 181078621) (except with respect to Items 7.01 and 9.01) and November 2, 2018 (except with respect to Item 7.01).
(1)	After the filing of our Annual Report on Form 10-K for our fiscal year ended February 23, 2018, we adopted the accounting standard below, which reclassified certain items in our consolidated statements of income. In our quarter ended May 25, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits (Topic 715), which was issued by the Financial Accounting Standards Board in March 2017. This amended guidance requires that an employer disaggregate the service cost component from the other components of net benefit cost, provides explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement, and allows only the service cost component of net benefit cost to be eligible for capitalization. Although the adoption of this guidance did not result in a change to Net income, it resulted in a reclassification of net expenses from Cost of sales and Operating expenses to Other income, net of $0.8 million, $4.0 million, and $5.0 million, for the years ended February 23, 2018, February 24, 2017, and February 26, 2016, respectively.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering of the notes made under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, P.O. Box 1967, Grand Rapids, MI 49501-1967.

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement.

S-iii

Forward-Looking Statements

From time to time, in this prospectus supplement and the documents incorporated by reference in this prospectus supplement as well as in other written reports and oral statements, we discuss our expectations regarding future events and our plans and objectives for future operations. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from our expectations. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	competitive and general economic conditions domestically and internationally;
•	acts of terrorism, war, governmental action, natural disasters and other Force Majeure events;
•	changes in the legal and regulatory environment;
•	changes in raw material and commodity costs;
•	currency fluctuations;
•	changes in customer demands; and
•	the other risks and contingencies detailed in our filings with the SEC.

We undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

You should carefully consider all the information in or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in our securities.

S-iv

Summary

This summary highlights selected information about us and may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and the financial data and related notes, before making an investment decision. Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “fiscal year 2018” and “year-to-date 2019” are to the fiscal year ended February 23, 2018 and the nine months ended November 23, 2018, respectively.

Steelcase Inc.

At Steelcase, our purpose is to unlock human promise by transforming work, worker and workplace. Through our family of brands that include Steelcase, Coalesse, Designtex, PolyVision, Turnstone, Smith System, Orangebox and AMQ, we offer a comprehensive portfolio of furniture and technology solutions that support the social, economic and sustainability needs of people and are inspired by the insights gained from our human-centered research process. We are a globally integrated enterprise, headquartered in Grand Rapids, Michigan, U.S.A., with approximately 11,700 employees as of February 23, 2018 and revenue of approximately $3.0 billion and $2.5 billion for fiscal year 2018 and year-to-date 2019, respectively. Steelcase was founded in 1912 and became publicly traded in 1998, and our Class A common stock is listed on the New York Stock Exchange under the symbol “SCS”.

Our growth strategy focuses on translating our research-based insights into products, applications and experiences that will help the world’s leading organizations amplify the performance of their people, teams and enterprise. We help our customers create workplace destinations that augment human interaction by supporting the physical, cognitive and emotional needs of their people, while also optimizing the value of their real estate investments. We invest in research and product development and have launched new products, applications and experiences designed to address the significant trends that are impacting the workplace, such as global integration, disruptive technologies, worker mobility, distributed teams and the need for enhanced creativity, collaboration and innovation.

We focus on growth through leveraging our global scale. Our global scale allows us to provide local differentiation, as we serve customers around the globe through significant sales, manufacturing and administrative operations in the Americas, Europe and Asia Pacific. We remain committed to our strategy as a globally integrated enterprise and growing our presence in emerging markets alongside our global and regional customers.

We market our products and services primarily through a network of independent and company-owned dealers and also sell directly to end-use customers. We extend our reach with a limited presence in retail and web-based sales channels.

Our principal executive offices are located at 901 44th Street SE, Grand Rapids, Michigan 49508, and our telephone number is (616) 247-2710.

Our Offerings

Our brands provide an integrated portfolio of furniture settings, user-centered technologies and interior architectural products across a range of price points. Our furniture portfolio includes panel-based furniture systems, storage, fixed and height-adjustable desks, benches and tables and complementary products such as worktools. Our seating products include task chairs which are highly ergonomic, seating that can be used in collaborative or casual settings and specialty seating for specific vertical markets such as healthcare and education. Our technology solutions support group collaboration by integrating furniture and technology. Our interior architectural products include full and partial height walls and doors. We also offer services designed to reduce costs and enhance the performance of people, wherever they work. Among these services are workplace strategy consulting, data-driven space measurement, lease origination services, furniture and asset management and hosted event experiences.

Reportable Segments

We operate on a worldwide basis within our Americas (as defined below) and EMEA (as defined below) segments plus an “Other” category. Additional information about our reportable segments, including financial information about geographic areas, is contained in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended February 23, 2018 and Note 19 to the consolidated financial statements filed therewith and Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations in our quarterly report on Form 10-Q for the fiscal quarter ended November 23, 2018 and Note 13 to the consolidated condensed financial statements filed therewith.

Americas Segment

Our Americas segment serves customers in the United States (the “U.S.”), Canada, the Caribbean Islands and Latin America (the “Americas”). Our portfolio of integrated architecture, furniture and technology products is marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System, AMQ and Orangebox brands.

We serve Americas customers mainly through Steelcase independent and company-owned dealer locations (approximately 400 as of the end of fiscal year 2018), and we also sell directly to end-use customers. Our end-use customers tend to be larger multinational, regional or local companies and are distributed across a broad range of industries and vertical markets, including healthcare, manufacturing, higher education, financial services, insurance, information technology and government. No industry or vertical market individually represented more than 12% of the Americas segment’s revenue in fiscal year 2018.

Each of our dealers maintains its own sales force which is complemented by our sales representatives who work closely with our dealers throughout the selling process. The largest independent Steelcase dealer in the Americas accounted for approximately 5% of the segment’s revenue in fiscal year 2018, and the five largest independent Steelcase dealers collectively accounted for approximately 17% of the segment’s revenue in fiscal year 2018.

In fiscal year 2018, the Americas segment recorded revenue of $2,193.8 million, or 71.8% of our consolidated revenue, and as of the end of fiscal year 2018 had approximately 7,800 employees, of which approximately 5,100 related to manufacturing.

The Americas office furniture industry is highly competitive, with a number of competitors offering similar categories of products. The industry competes on a combination of insight, product performance, design, price and relationships with customers, architects and designers. Our most significant competitors in the U.S. are Haworth, Inc., Herman Miller, Inc., HNI Corporation and Knoll, Inc. Together with Steelcase, domestic revenue from these companies represents approximately one-half of the U.S. office furniture industry.

EMEA Segment

Our EMEA segment serves customers in Europe, the Middle East and Africa (“EMEA”) primarily under the Steelcase, Orangebox and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions. Our largest presence is in Western Europe, where we believe we are among the market leaders in Germany, France and Spain. In fiscal year 2018, approximately 85% of EMEA revenue was from Western Europe. The remaining revenue was from other parts of Europe, the Middle East and Africa. No individual country in the EMEA segment represented more than 5% of our consolidated revenue in fiscal year 2018.

We serve EMEA customers through independent and company-owned Steelcase dealer locations (approximately 350 as of the end of fiscal year 2018). No single independent Steelcase dealer in the EMEA segment accounted for more than 3% of the segment’s revenue in fiscal year 2018. The five largest Steelcase independent dealers collectively accounted for approximately 9% of the segment’s revenue in fiscal year 2018. In certain geographic markets, we sell directly to end-use customers. Our end-use customers tend to be larger multinational, regional or local companies spread across a broad range of industries and vertical markets, including financial services, higher education, healthcare, government and information technology.

In fiscal year 2018, our EMEA segment recorded revenue of $524.2 million, or 17.2% of our consolidated revenue, and as of the end of fiscal year 2018 had approximately 2,100 employees, of which approximately 1,000 related to manufacturing.

The EMEA office furniture market is highly competitive and fragmented. We compete with many local and regional manufacturers in many different markets. In several cases, these competitors focus on specific product categories.

Other Category

The Other category includes Asia Pacific, Designtex and PolyVision.

Asia Pacific serves customers in India, the People’s Republic of China (including Hong Kong), Australia, Japan, Singapore, Korea, Taiwan, Malaysia and other countries in Southeast Asia primarily under the Steelcase brand with an emphasis on freestanding furniture systems, seating and storage solutions. We primarily sell directly to end-use customers as well as through Steelcase independent dealer locations (approximately 50 as of the end of fiscal year 2018). Our end-use customers tend to be larger multinational or regional companies spread across a broad range of industries and are located in both mature and emerging markets. Our competition in Asia Pacific is fragmented and includes large global competitors as well as many regional and local manufacturers.

Designtex primarily sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers, through a direct sales force, primarily in North America.

PolyVision manufactures ceramic steel surfaces for use in various applications globally, including static whiteboards and chalkboards sold through third party fabricators and distributors to the primary and secondary education markets and architectural panels and other special applications sold through general contractors for commercial and infrastructure projects.

In fiscal year 2018, the Other category accounted for $337.5 million, or 11.0% of our consolidated revenue, and as of the end of fiscal year 2018 had approximately 1,800 employees, of which approximately 900 related to manufacturing.

The Offering

The summary below sets forth some of the principal terms of the notes. Please read the “Description of Notes” section in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms and conditions of the notes.

Issuer
Steelcase Inc.
Securities Offered
$450,000,000 in aggregate principal amount of 5.125% Senior Notes due 2029.
Maturity
The notes will mature on January 18, 2029.
Interest Rate
The notes will bear interest at a rate of 5.125% per year.
Interest Payment Dates
Interest on the notes will be payable on January 18 and July 18 of each year, beginning on July 18, 2019. Interest will accrue from January 18, 2019.
Ranking
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.
Optional Redemption
We may redeem the notes, in whole or in part, at our option at any time or from time to time. If the notes are redeemed prior to October 18, 2028, the redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 40 basis points.

At any time on or after October 18, 2028, we may redeem the notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

In addition, in each case, accrued and unpaid interest, if any, will be paid to, but not including, the date of redemption.

Mandatory Offer to Repurchase
If a Change of Control Triggering Event occurs, unless we have previously exercised our right to redeem the notes in whole as described above, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.
Further Issuances
We may, from time to time, without notice to or the consent of the existing holders of the notes, issue additional notes under the indenture, dated as of August 7, 2006, between Steelcase and The Bank of New York Mellon Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”), having the same terms and conditions as the notes, except for the issue date, the issue price and, in some cases, the initial interest payment date; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Form and Denomination
The notes initially will be issued as book-entry notes in the form of global securities deposited with a custodian for The Depository Trust Company (“DTC”). The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Use of Proceeds
We expect to receive net proceeds of approximately $442.5 million from the sale of the notes after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use a portion of the net proceeds from this offering to fund the redemption of our 6.375% Senior Notes due 2021 (the “Existing Notes”), of which $250 million in the aggregate principal amount is outstanding, and related fees and expenses. We intend to use the remaining net proceeds for general corporate purposes.
Trustee
The Bank of New York Mellon Trust Company, N.A.

Risk Factors

An investment in the notes involves risks. Before deciding to invest in the notes, you should carefully consider the information under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 23, 2018 and under the heading “Item 1A. Risk Factors” in our quarterly report on Form 10-Q for the quarter ended November 23, 2018, each of which is incorporated by reference into this prospectus supplement, the disclosure under “Forward-Looking Statements” in this prospectus supplement, as such risk factors may be updated in any future filings we make under the Exchange Act, and the following discussion of risks. The risks and uncertainties described in the reports we file with the SEC and below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also adversely affect our business, operating results, cash flows, and financial condition.

Risks Relating to the Notes

The indenture that will govern the notes (the “indenture”) does not restrict the amount of additional debt that we may incur.

The notes and indenture do not place any limitation on the amount of secured or unsecured debt, including senior debt, that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The notes are effectively subordinated to any secured obligations that we may have outstanding and structurally subordinated to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations that we may have, to the extent of the assets that serve as security for those obligations. We do not currently have any material secured obligations. The notes are also structurally subordinated to all liabilities of our subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. We or our subsidiaries may incur additional obligations in the future, which may be secured.

An active secondary trading market for the notes may not develop.

Upon issuance, the notes will not have an established trading market and will not be listed on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making activity with respect to the notes at any time without notice. Consequently, an active secondary trading market for the notes may not develop, and, if one does develop, it may not be sustained or provide any significant liquidity. If an active trading market for the notes does develop, the notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. As a result, if you decide to resell your notes there may be few, if any, potential buyers, which may in turn adversely affect the price you receive for your notes or limit your ability to resell your notes.

Our credit ratings may not reflect all risks of your investments in the notes and may be revised or withdrawn.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and there can be no assurance that such ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant, including as a result of actions we may take in the future. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and possibly increase our corporate borrowing costs.

The notes do not have the benefit of certain contractual protections found in other debt securities.

The notes and the indenture do not protect you in the event of a highly leveraged transaction or a credit downgrade in the absence of a change of control. In addition, the indenture does not contain any financial covenants and does not restrict us from paying dividends.

Optional redemptions may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, we may be required to make an offer to purchase the notes in cash at the repurchase price described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes as required would constitute an event of default under the indenture, which could, in turn, cause an acceleration of our other indebtedness. See “Description of Notes—Repurchase at the Option of Holders.”

Use of Proceeds

We expect to receive net proceeds of approximately $442.5 million from the sale of the notes after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use a portion of the net proceeds from this offering to fund the redemption of the Existing Notes, of which $250 million in the aggregate principal amount is outstanding, and related fees and expenses. We intend to use the remaining net proceeds for general corporate purposes. This prospectus supplement is not a notice of redemption with respect to the Existing Notes.

Capitalization

The following table shows our unaudited capitalization on a consolidated basis as of November 23, 2018. The table also shows adjustments to our unaudited capitalization to reflect this offering and the application of the estimated proceeds of this offering. You should refer to the unaudited financial statements and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our quarterly report on Form 10-Q for the period ended November 23, 2018, which is incorporated by reference into this prospectus supplement.

	As of November 23, 2018
	Actual	As Adjusted
	(Unaudited) (In millions)
Short-term debt:
Short-term borrowings and current maturities of long-term debt	$31.0	$31.0
Long-term debt:
6.375% Senior Notes due 2021(1)	249.3	—
5.125% Senior Notes due 2029 offered hereby	—	442.5	(2)
Other long-term debt less current maturities	41.1	41.1
Total debt	$321.4	$514.6

Shareholders’ equity:
Preferred stock—no par value, 50,000,000 shares authorized, none issued and outstanding	$—	$—
Class A common stock—no par value, 475,000,000 shares authorized, 87,205,382 issued and outstanding	—	—
Class B common stock—no par value, convertible into Class A common stock on a one-for-one basis; 475,000,000 shares authorized, 29,559,917 issued and outstanding	—	—
Additional paid-in capital	18.4	18.4
Accumulated other comprehensive loss	(38.0)	(47.5)
Retained earnings	874.1	861.8
Total shareholders’ equity	$854.5	$832.7
Total capitalization	$1,175.9	$1,347.3
(1)	As of November 23, 2018, $250.0 million aggregate principal amount of the Existing Notes were outstanding.
(2)	Represents $450.0 million aggregate principal amount of the notes offered hereby, net of original issuance discount of approximately $3.5 million and debt issuance costs of approximately $4.0 million.

Selected Consolidated Financial Information

The following table sets forth selected financial data that is qualified in its entirety by, and should be read in conjunction with, our audited and unaudited consolidated financial statements and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our reports filed with the SEC and incorporated by reference in this prospectus supplement.

The financial data as of and for the fiscal years ended February 23, 2018, February 24, 2017, February 26, 2016, February 27, 2015 and February 28, 2014 have been derived from our audited consolidated financial statements. The financial data as of and for the nine month periods ended November 23, 2018 and November 24, 2017 have been derived from our unaudited consolidated condensed financial statements. Certain immaterial amounts in the historical financial data have been reclassified and corrected to conform to the current period’s presentation. In the opinion of management, our unaudited consolidated financial statements for the nine months ended November 23, 2018 and November 24, 2017 include all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods. Historical results are not necessarily indicative of results to be expected in the future, and the interim results for the nine months ended November 23, 2018 are not necessarily indicative of results to be expected for the fiscal year ending February 22, 2019 or any future period.

	Fiscal Year Ended					Nine Months Ended
Financial Highlights	February 23, 2018	February 24, 2017	February 26, 2016	February 27, 2015	February 28, 2014(1)	November 23, 2018	November 24, 2017
Operating Results:
Revenue	$3,055.5	$3,032.4	$3,060.0	$3,059.7	$2,988.9	$2,530.8	$2,282.8
Gross profit	1,005.2 (2)	1,007.6 (2)	968.4 (2)	912.7 (2)	942.2 (2)	804.8	753.2
Operating income	155.2 (2)	196.2 (2)	169.6 (2)	137.3 (2)	160.9 (2)	136.6	123.8
Income before income tax expense	161.5	196.3	174.8	137.0	147.2	135.6	116.8
Net income	80.7	124.6	170.3	86.1	87.7	103.4	80.7
Supplemental Operating Data:
Effective tax rate	50.0%	36.5%	2.6%	37.2%	40.4%	23.7%	30.9%
Restructuring costs	$—	$(5.1)	$(19.9)	$(40.6)	$(6.6)	—	—
Capital expenditures	(87.9)	(61.1)	(93.4)	(97.5)	(86.8)	(56.8)	(58.3)
Share Data:
Basic earnings per common share	$0.68	$1.03	$1.37	$0.69	$0.70	$0.87	$0.68
Diluted earnings per common share	$0.68	$1.03	$1.36	$0.68	$0.69	$0.87	$0.67
Weighted average shares outstanding – basic	119.2	120.7	124.3	124.4	126.0	119.0	119.4
Weighted average shares outstanding − diluted	119.4	121.2	125.3	126.0	127.3	119.3	119.6
Dividends paid per common share	$0.51	$0.48	$0.45	$0.42	$0.40	$0.41	$0.38
Balance Sheet Data:
Cash and cash equivalents	$283.1	$197.1	$181.9	$176.5	$201.8	$51.0	$244.1
Short-term investments	—	73.4	84.1	68.3	119.5	—	—
COLI	172.2	168.8	160.4	159.5	154.3	154.7	170.5
Working capital(3)	299.2	295.8	266.4	264.9	295.3	160.1	311.4
Total assets	1,859.2	1,792.0	1,808.6	1,719.6	1,724.0	1,980.6	1,848.5
Total debt	295.0	297.4	299.1	282.1	284.3	321.4	295.6
Total liabilities	1,045.9	1,025.5	1,071.7	1,055.8	1,046.9	1,126.1	1,035.2
Total shareholders’ equity	813.3	766.5	736.9	663.8	677.1	854.5	813.3
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$227.0	$170.7	$186.4	$84.2	$178.8	$46.1	$95.1
Investing activities	(47.5)	(48.4)	(87.8)	(14.3)	(25.2)	(247.5)	30.5
Financing activities	(97.5)	(105.9)	(90.1)	(89.8)	(101.6)	(26.5)	(81.3)
(1)	The fiscal year ended February 28, 2014 contained 53 weeks. All other years shown contained 52 weeks.
(2)	Reflects the reclassification of net expenses from Cost of sales and Operating expenses to Other income, net of $0.8 million, $4.0 million, $5.0 million, $7.6 million and $5.0 million for the years ended February 23, 2018, February 24, 2017, February 26, 2016, February 27, 2015 and February 28, 2014, respectively, as a result of our adoption of Accounting Standards Update No. 2017-07, Compensation – Retirement Benefits (Topic 715), which was issued by the Financial Accounting Standards Board in March 2017.
(3)	Working capital equals current assets minus current liabilities, as presented in the consolidated Balance Sheets.

Description of Notes

The following summary of the particular terms of the notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces, the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. The statements in this prospectus supplement concerning the notes and the indenture and an officers’ certificate related to the notes do not purport to be complete. All such statements are qualified in their entirety by reference to the accompanying prospectus and the provisions of the indenture, which has been filed with the SEC as an exhibit to the registration statement of which the accompanying prospectus is a part.

Steelcase will issue the notes under the indenture dated as of August 7, 2006, between Steelcase and The Bank of New York Mellon Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association), as trustee, referred to herein as the Trustee, which has been filed with the SEC as an exhibit to our registration statement on Form S-3, as modified by an officers’ certificate related to the notes. For a description of the rights attaching to different series of debt securities under the indenture, see “Description of Debt Securities” in the accompanying prospectus.

Title

5.125% Senior Notes due 2029.

Maturity of Notes

The notes will mature on January 18, 2029.

Principal Amount of Notes

The notes are originally being issued in the aggregate principal amount of $450,000,000.

We may, from time to time, without giving notice or seeking the consent of the existing holders of the notes, issue additional notes under the indenture having the same terms and conditions as the notes in all respects, except for the issue date, the issue price and, in some cases, the initial interest payment date, provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Interest Rate

The notes will bear interest at a rate of 5.125% per year.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest will accrue on the notes from January 18, 2019.

Interest Payment Dates

Steelcase will pay interest on the notes semi-annually on January 18 and July 18 of each year, beginning on July 18, 2019. Interest payable on each interest payment date will include interest accrued from January 18, 2019 or from the most recent interest payment date to which interest has been paid or duly provided for.

The notes will not have an interest deferral provision.

Regular Record Dates for Interest

Steelcase will pay interest payable on any interest payment date to the person in whose name a note is registered at the close of business on January 1 or July 1 as the case may be, next preceding that interest payment date.

Ranking

The notes will be our senior unsecured obligations and will rank in right of payment equally with all of our existing and future unsecured and unsubordinated debt.

Registrar, Paying Agent and Transfer Agent

The Trustee will initially be the securities registrar, paying agent and transfer agent and will act as such only at its offices in New York, New York. Steelcase may at any time designate additional paying agents or transfer agents or rescind the designations or approve a change in the offices where they act.

Optional Redemption

We may redeem the notes, in whole or in part, at our option at any time or from time to time. If the notes are redeemed prior to October 18, 2028 (the “Par Call Date”), the redemption price will be equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and
•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption and calculated as if the maturity date of such notes was the Par Call Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 40 basis points.

At any time on or after the Par Call Date, we may redeem the notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed. In addition, in each case, accrued and unpaid interest, if any, will be paid to, but not including, the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

Notice of any redemption will be mailed or sent electronically at least 15, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed, except that redemption notices may be delivered more than 60 days prior to a redemption if the notice is issued in connection with a legal or covenant defeasance of the notes or a satisfaction and discharge of the indenture as described under “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus. Once the notice is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such redemption date. If less than all of the notes are to be redeemed on such redemption date, and the notes are global securities then held by DTC, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global securities then held by DTC, the notes to be redeemed will be selected by lot.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for the purposes of this definition, that such notes mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt notes of comparable maturity to the remaining term of the notes (assuming, for the purposes of this definition, that such notes mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means (A) any of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of those entities ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for those entities another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Repurchase at the Option of Holders

If a Change of Control Triggering Event occurs, unless we have previously exercised our right to redeem the notes in whole as described above, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after the public announcement of an impending Change of Control, we will send a notice to you describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly pay to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in the principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and (2) purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) we become a wholly-owned subsidiary of a holding company and (b) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Steelcase’s voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or a majority of the then outstanding voting power of our Class B common stock.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Event” means with respect to a Change of Control, if the notes carry immediately prior to the first public notice of an arrangement that could result in a Change of Control:

•	an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, the rating from both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

•	a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, the rating from both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to its earlier credit rating or better or (in the case of a withdrawal) replaced by its earlier credit rating or better; or
•	both an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency and a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from the other Rating Agency and (i) the investment grade credit rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (ii) the non-investment grade credit rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) is either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to its earlier credit rating or better by such Rating Agency or (in the case of a withdrawal) replaced by its earlier credit rating or better by such Rating Agency;

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to us that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public notice of an arrangement that could result in a Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Sinking Fund

The notes will not be entitled to any sinking fund or analogous provisions.

Defeasance

The notes will be subject to Steelcase’s ability to elect “defeasance” and “covenant defeasance” as described under the caption “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.

Book-Entry System; Delivery and Form

The certificates representing the notes will be initially issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities—Global Debt Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

The following summary describes certain U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes as of the date hereof to non-U.S. holders that acquire notes for cash at their original issue price pursuant to this offer. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, cooperatives, traders in securities who elect to apply a mark-to-market method of accounting, expatriates, tax-exempt organizations, or persons that are, or hold their notes through, partnerships or other pass-through entities), or to persons who hold the notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address any state, local or non-U.S. tax considerations or any tax considerations other than U.S. federal income tax considerations. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment). Prospective holders are urged to consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them in connection with the ownership and disposition of notes, as well as the effects of state, local and non-U.S. tax laws.

This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount, as determined for U.S. federal income tax purposes. Original issue discount is de minimis if it is less than 0.25% of a note’s stated principal amount multiplied by the number of complete years from the issue date to maturity.

A “non-U.S. holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity for U.S. federal income tax purposes, that is not a “U.S. holder.” A “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is, or is treated as, a citizen or individual resident of the U.S., a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Non-U.S. Holders

Stated Interest. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if the interest is not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the U.S.), provided that the non-U.S. holder:

(1)	does not actually or constructively, directly or indirectly, own 10% or more of our voting stock; and
(2)	is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and
(3)	certifies to its non-U.S. status and that no withholding is required pursuant to the Foreign Account Tax Compliance Act, discussed below, on IRS Form W-8BEN or W-8BEN-E (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the U.S.), generally, by providing an IRS Form W-8ECI. However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the U.S.), the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will generally be subject to U.S. withholding tax, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN, W-8BEN-E, or other applicable form).

Disposition. A non-U.S. holder will generally not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:

(1)	the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the U.S.); or
(2)	in the case of an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis, and, if it is a foreign corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Foreign Account Tax Compliance Act. Withholding at a rate of 30% will generally be required on interest payments in respect of the notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the U.S. and an applicable foreign country. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payments in respect of the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30% unless such entity either (i) certifies that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

Underwriting

Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement among us and the underwriters named below, for whom J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$202,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	157,500,000
Wells Fargo Securities, LLC	24,750,000
HSBC Securities (USA) Inc.	24,750,000
Fifth Third Securities, Inc.	24,750,000
U.S. Bancorp Investments, Inc.	15,500,000
Total	$450,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by Us

Per Note	0.650%
Total	$2,925,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1.0 million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain of the underwriters and/or their affiliates are our customers.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to prospective investors in the European Economic Area

The notes described herein are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. Section 309B(1) Notification—the Issuer has determined, and hereby notifies all persons (including all relevant persons (as defined in Section 309A(1) of the SFA)) that the notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the notes or us have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Legal Matters

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Steelcase Inc.’s Annual Report on Form 10-K for the year ended February 23, 2018 and the effectiveness of Steelcase Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

Prospectus

Steelcase Inc.

Debt Securities

Steelcase Inc. may offer, from time to time, debt securities.

We will provide the specific offering prices and terms of the debt securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our debt securities involves a number of risks. See “Risk Factors” on page 4, in addition to any “Risk Factors” listed in our most recently filed Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission, before you make your investment decision.

We may offer debt securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of debt securities will describe the plan of distribution for that offering. For general information about the distribution of debt securities offered, please see “Plan of Distribution” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securtities or determined if this prospectus or any accompanying prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2019.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Steelcase,” “we,” “our,” “us” or similar references are to Steelcase Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process (the “Registration Statement”). Under this shelf registration process, we may, from time to time, sell debt securities as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities that we may offer, which is not meant to be a complete description of the securities. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Steelcase. General information about Steelcase, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.steelcase.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for our fiscal year ended February 23, 2018 (including portions of the definitive Proxy Statement for our Annual Meeting of Shareholders held on July 11, 2018 incorporated therein by reference);(1)
•	Quarterly Reports on Form 10-Q for our fiscal quarters ended May 25, 2018, August 24, 2018 and November 23, 2018; and
•	Current Reports on Form 8-K filed July 6, 2018, July 16, 2018, July 31, 2018, September 20, 2018 (File No. 181078621) (except with respect to Items 7.01 and 9.01) and November 2, 2018 (except with respect to Item 7.01).
(1)	After the filing of our Annual Report on Form 10-K for our fiscal year ended February 23, 2018, we adopted the accounting standard below, which reclassified certain items in our consolidated statements of income. In our quarter ended May 25, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits (Topic 715), which was issued by the Financial Accounting Standards Board in March 2017. This amended guidance requires that an employer disaggregate the service cost component from the other components of net benefit cost, provides explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement, and allows only the service cost component of net benefit cost to be eligible for capitalization. Although the adoption of this guidance did not result in a change to Net income, it resulted in a reclassification of net expenses from Cost of sales and Operating expenses to Other income, net of $0.8 million, $4.0 million, and $5.0 million, for the years ended February 23, 2018, February 24, 2017, and February 26, 2016, respectively.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, P.O. Box 1967, Grand Rapids, MI 49501-1967.

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, in this prospectus and the documents incorporated by reference in this prospectus as well as in other written and oral statements, we discuss our expectations regarding future events and our plans and objectives for future operations. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. These forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from our expectations because of factors such as, but not limited to:

•	competitive and general economic conditions domestically and internationally;
•	acts of terrorism, war, governmental action, natural disasters and other Force Majeure events;
•	changes in the legal and regulatory environment;
•	changes in raw material and commodity costs;
•	currency fluctuations;
•	changes in customer demand; and
•	the other risks and contingencies detailed in our other filings with the SEC.

We undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

You should carefully consider all the information in or incorporated by reference in this prospectus and any accompanying prospectus supplement prior to investing in our securities. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

STEELCASE INC.

At Steelcase, our purpose is to unlock human promise by transforming work, worker and workplace. Through our family of brands that include Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone®, Smith System®, Orangebox® and AMQ™, we offer a comprehensive portfolio of furniture and technology solutions that support the social, economic and sustainability needs of people and are inspired by the insights gained from our human-centered research process. We are a globally integrated enterprise, headquartered in Grand Rapids, Michigan, U.S.A. Steelcase was founded in 1912 and became publicly traded in 1998, and our Class A common stock is listed on the New York Stock Exchange under the symbol “SCS”.

Our growth strategy focuses on translating our research-based insights into products, applications and experiences that will help the world’s leading organizations amplify the performance of their people, teams and enterprise. We help our customers create workplace destinations that augment human interaction by supporting the physical, cognitive and emotional needs of their people, while also optimizing the value of their real estate investments. We invest in research and product development and have launched new products, applications and experiences designed to address the significant trends that are impacting the workplace, such as global integration, disruptive technologies, worker mobility, distributed teams and the need for enhanced creativity, collaboration and innovation.

We focus on growth through leveraging our global scale. Our global scale allows us to provide local differentiation, as we serve customers around the globe through significant sales, manufacturing and administrative operations in the Americas, Europe and Asia Pacific. We remain committed to our strategy as a globally integrated enterprise and growing our presence in emerging markets alongside our global and regional customers.

We market our products and services primarily through a network of independent and company-owned dealers and also sell directly to end-use customers. We extend our reach with a limited presence in retail and web-based sales channels.

Our principal executive offices are located at 901 44th Street SE, Grand Rapids, Michigan 49508, and our telephone number is (616) 247-2710.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include financing of our operations, repayment or redemption of indebtedness, and business acquisitions.

DESCRIPTION OF DEBT SECURITIES

Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will be senior debt securities and issued pursuant to an indenture dated as of August 7, 2006, between Steelcase and The Bank of New York Mellon Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, N.A.) (the “indenture”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indenture and the debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and the debt securities, including the definitions therein of certain terms.

General Terms of the Debt Securities

The debt securities of any series will be Steelcase’s direct, senior, unsecured obligations. The debt securities of any series will be Steelcase’s unsubordinated obligations and rank equally in right of payment with all of Steelcase’s other unsecured and unsubordinated debt, including any other series of debt securities issued under the indenture. In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to Steelcase, whether by dividend or loans. Therefore, the assets of Steelcase’s subsidiaries will be subject to the prior claims of all creditors of those subsidiaries, including trade creditors and the lenders under our senior credit facility to the extent our subsidiaries guarantee the debt thereunder. The payment of dividends or the making of loans or advances to Steelcase by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The indenture does not limit the aggregate principal amount of debt securities that Steelcase may issue and provides that Steelcase may issue debt securities from time to time in one or more series. Steelcase may, from time to time, without giving notice to or seeking the consent of the holders of any debt securities of any series, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities of that series. Any additional debt securities having such similar terms, together with the outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Prospectus Supplements

We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. In the prospectus supplement, we will describe the following terms of the series of debt securities which we are offering, to the extent applicable:

•	the title of the debt securities of the series;
•	any limit upon the aggregate principal amount of the debt securities of the series;
•	the date or dates on which the principal of the debt securities of the series is payable;
•	the place or places where payments will be made;
•	the rate or rates at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any;
•	the date or dates from which any interest shall accrue, the interest payment dates on which any interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of such extension;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option;
•	the obligation, if any, of us to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in participation of future sinking fund obligations, or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
•	the form of the debt securities of the series, including the form of the certificate of authentication for the series;
•	if other than denominations of one thousand U.S. dollars ($1,000) or any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;
•	whether the debt securities are issuable as global securities and, in such case, the identity of the depositary for such series;
•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof in connection with an event of default (as described below);
•	any additional or different events of default or restrictive covenants provided for with respect to the debt securities of the series;
•	any provisions granting special rights to holders when a specified event occurs;
•	if other than such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, the coin or currency or currency unit in which payment of the principal of, or premium, if any, or interest on the debt securities of the series shall be payable;
•	if applicable, the circumstances under which we may be obligated to make an offer to repurchase the debt securities upon the occurrence of both a change of control and a below investment grade rating event;
•	the application, if any, of the terms of the indenture relating to defeasance or covenant defeasance (as described below); and
•	any and all other terms with respect to the debt securities of the series, including any terms which may be required by or advisable under any laws or regulations or advisable in connection with the marketing of debt securities of the series.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

The prospectus supplement relating to specific debt securities will also describe any special considerations and tax considerations applicable to such debt securities.

Global Debt Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;
•	by a nominee of the depositary to the depositary or another nominee of the depositary; or
•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;
•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;
•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and
•	ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;
•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and
•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of us or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Covenants Applicable to the Debt Securities

Other than as set forth below with respect to limitation on liens and sale and lease-back transactions under “— Covenants Applicable to the Debt Securities,” the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would offer protection to security holders in the event of a sudden and significant decline in our credit quality or a highly leveraged transaction.

Merger, Consolidation or Sale of Assets

Nothing contained in the indenture prevents any consolidation or merger of Steelcase with or into any other entity or entities (whether or not affiliated with Steelcase), or successive consolidations or mergers in which Steelcase or any of its successors is a party, or will prevent any sale, conveyance, lease, transfer or other disposition of all or substantially all of the property of Steelcase or any of its successors, to any other entity (whether or not affiliated with Steelcase or its successors) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, the due and punctual payment of the principal of, premium, if any, and interest on all of the debt securities and the due and punctual performance and observance of all the covenants and conditions of the indenture with respect to the debt securities or established with respect to any series of debt securities to be kept or performed by Steelcase (or such successor) will be expressly assumed by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to such trustee by the entity formed by such consolidation (if other than Steelcase), or into which Steelcase (or such successor) will have been merged, or by the entity which will have acquired such property.

In case of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition and upon the assumption by the successor entity, by supplemental indenture, executed and delivered to the applicable trustee and satisfactory in form to such trustee, of the due and punctual payment of the principal of, premium, if any, and interest on all of the debt securities outstanding and the due and punctual performance of all of the covenants and conditions of the indenture or established with respect to any series of debt securities pursuant to the indenture to be performed by Steelcase, such successor entity will succeed to and be substituted for Steelcase with the same effect as if it had been named as Steelcase in the indenture, and the predecessor entity will be relieved of all obligations and covenants under the indenture and the debt securities. After that time, all of our obligations under the debt securities and the indenture terminate.

If, as a result of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, properties or assets of Steelcase or a Restricted Subsidiary (as defined below) would become subject to any lien which would not be permitted by the covenant described below under “— Covenants Applicable to the Debt Securities— Limitation on Liens” without equally and ratably securing the debt securities, Steelcase or the Restricted Subsidiary, or such successor person, as the case may be, will take the steps as are necessary to secure effectively the debt securities equally and ratably with, or prior to, all indebtedness secured by those liens as described below.

Events of Default

The following are events of default under the indenture with respect to a series of debt securities:

•	Steelcase defaults in the payment of any installment of interest upon any of the debt securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of interest for this purpose;
•	Steelcase defaults in the payment of the principal of, or premium, if any, on, any of the debt securities of that series as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to that series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of principal or premium, if any, for this purpose;
•	Steelcase fails to observe or perform any other of its covenants or agreements with respect to that series of debt securities contained in the indenture or otherwise established with respect to that series of debt securities (other than a covenant or agreement that has been expressly included in the indenture solely for the benefit of one or more series of debt securities other than such series) for a period of 60 days after the date on which written notice of such failure shall have been received from the applicable trustee or from the holders of at least 25% in principal amount of the debt securities of that series; or
•	certain events of Steelcase’s bankruptcy, insolvency or reorganization, whether voluntary or not.

If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare that series of debt securities due and payable immediately. In case of an event of default with respect to any series of debt securities resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding debt securities of any series will become and be immediately due and payable without any declaration or other act by the applicable trustee or any holder of outstanding debt securities of any series. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of any series may rescind any such acceleration with respect to the debt securities of that series and its consequences.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any default or event of default with respect to any series of debt securities and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default.

If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the debt securities of that series have offered the applicable trustee reasonable indemnity. The holders of a majority in principal amount of debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on such trustee, provided that:

•	such proceeding or exercise is not in conflict with any law or the indenture;
•	the applicable trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders; and
•	unless otherwise provided under the Trust Indenture Act of 1939 (the “TIA”), the applicable trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the applicable trustee of a continuing event of default;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;
•	those holders have offered reasonable indemnity to the applicable trustee to institute proceedings as trustee; and
•	the applicable trustee does not institute a proceeding and does not receive conflicting directions within 60 days.

These limitations do not apply to a suit brought by a holder of debt securities of any series if Steelcase defaults in the payment of the principal, any premium or interest on such debt securities. Any right of a holder of the debt securities of that series to receive payments of the principal of, and premium, if any, and any interest on debt securities of that series on or after the due dates expressed in the debt securities of that series and to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder.

Steelcase will periodically file statements with the trustees regarding its compliance with the covenants in the indenture.

Modification of the Indenture

Steelcase and the applicable trustee may change the indenture without the consent of any holder of debt securities to:

•	fix any ambiguity, defect or inconsistency in the indenture;
•	evidence the succession of another corporation to Steelcase and the assumption by such party of the obligations of Steelcase pursuant to the successor obligor provisions of the indenture;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	add to the covenants of Steelcase for the benefit of all or any series of debt securities;
•	add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities set forth in the indenture;
•	change anything that does not materially and adversely affect the interests of the holders of debt securities of any series;
•	provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, establish the form of any certifications required or add to the rights of any holders of any series of debt securities;
•	secure the debt securities pursuant to the limitations on lien covenant;
•	add any additional events of default;
•	change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no debt securities of any series outstanding under the indenture created prior to such change or elimination which is entitled to the benefit of such provision;
•	provide for the appointment of a successor trustee with respect to the debt securities of one or more series; or
•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA.

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected, Steelcase and the applicable trustee may add to, change or eliminate any provisions of the indenture. However, the following changes may only be made with the consent of each affected holder:

•	extending the fixed maturity of any debt securities of any series;
•	reducing the principal amount of any debt securities of any series;
•	reducing the rate or extending the time of payment of interest of any debt securities of any series;
•	reducing any premium payable upon redemption of any debt securities of any series; or
•	reducing the percentage of debt securities outstanding required to consent to any amendment to the indenture or to the debt securities of any series.

No particular form of supplemental indenture is required for any amendment. Promptly after the execution of any supplemental indenture, the applicable trustee will mail a notice setting forth in general terms the substance of the supplemental indenture to the holders of debt securities of all series affected.

Failure on the part of such trustee to mail the notice will not affect the validity of the supplemental indenture.

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to the debt securities of any series, except as may otherwise be provided in the indenture, if at any time (i) we have delivered to the applicable trustee for cancellation all authenticated debt securities of the series (other than destroyed, lost or stolen debt securities and debt securities for whose payment money has been deposited in trust or segregated and held in trust by us as provided by the indenture) or (ii) all debt securities of the series not delivered to the applicable trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for the giving of notice for redemption, and we deposit with the applicable trustee as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on all debt securities of the series and all other sums payable by us under the indenture in connection with all debt securities of the series. This type of a trust may only be established if, among other things, Steelcase has delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in the indenture.

Legal Defeasance and Covenant Defeasance

The indenture provides that, subject to conditions specified in the indenture, we may elect either:

•	legal defeasance with respect to the debt securities of any series, whereby we are discharged from any and all obligations with respect to the debt securities of any series, except as may be otherwise provided in the indenture; or
•	covenant defeasance with respect to the debt securities of any series, whereby we are released from our obligations (1) described below under “— Covenants Applicable to the Debt Securities” if applicable to the debt securities of the series, (2) described in the last paragraph under “— Merger, Consolidation or Sale of Assets” if applicable to the debt securities of the series and (3) under any other covenants made applicable to the debt securities of the series which are subject to defeasance.

We may do so in either case by depositing with the applicable trustee, as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the debt securities of the series and all other sums payable by us under the indenture in connection with the debt securities of the series. This type of a trust may only be established if, among other things, Steelcase has delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in the indenture.

Governing Law

The indenture provides that it and any debt securities are to be governed by, and construed in accordance with, the laws of the State of New York.

Assignment

We will have the right at any time to assign any of our rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary, provided that we will remain liable for all obligations under the indenture.

Covenants Applicable to the Debt Securities

Limitation on Liens

The indenture provides that, except as otherwise provided below, Steelcase will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any debt for borrowed money, collectively referred to as “Debt,” secured by any mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance, each a “Lien” and collectively “Liens,” upon any Principal Property (as defined below) or shares of stock (or other equivalents of or interests in equity) or indebtedness of a Restricted Subsidiary, unless the debt securities (and, at our option, any other indebtedness or guarantee ranking equally in right of payment with the debt securities) are secured equally and ratably with (or, at our option, prior to) such secured Debt. This restriction will not apply to Debt secured by:

•	Liens existing on the date of the initial issuance of any debt securities;
•	Liens on property, shares of stock (or other equivalents of or interests in equity) or indebtedness of an entity existing at the time it becomes a Restricted Subsidiary, provided that such Liens were not created in anticipation of the transaction in which such entity becomes a Restricted Subsidiary;
•	Liens on property acquired by Steelcase or a Restricted Subsidiary existing at the time of acquisition by Steelcase or a Restricted Subsidiary;
•	Liens upon any property to secure all or a portion of the purchase price of such property or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within 12 months after the date of such acquisition; or Liens upon any property to secure all or part of the cost of improvement, repair or construction thereof or Debt incurred prior to, at the time of or within 12 months after the completion of such improvement, repair or construction or the commencement of full operations thereof (whichever is later) to provide funds for such purpose;
•	Liens in favor of Steelcase or a Restricted Subsidiary;
•	Liens on property, shares of stock (or other equivalents of or interests in equity) or indebtedness of an entity existing at the time such entity is merged into or consolidated with Steelcase or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of an entity as an entirety or substantially as an entirety to Steelcase or a Restricted Subsidiary, provided that the Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;
•	Liens on Principal Properties subject to Sale and Lease-Back Transactions not otherwise prohibited by the indenture to the extent attributable to such Sale and Lease-Back Transactions and securing only the related Attributable Debt (as defined below);
•	Liens on property of Steelcase or a Restricted Subsidiary in favor of governmental bodies to secure payments of amounts owed under contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens; and
•	any extension, renewal or replacement of any Lien referred to above or of any Debt secured by that Lien, provided that such extension, renewal or replacement Lien will secure no larger an amount of Debt than that existing at the time of such extension, renewal or replacement.

In addition, Steelcase or a Restricted Subsidiary may issue, incur, create, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the debt securities, provided that after giving effect to the Debt secured by such Lien, the aggregate amount of all Debt so secured by Liens (not including Liens permitted above), together with the Attributable Debt of Sale and Lease-Back Transactions permitted by the provision described below under “— Limitation on Sale and

Lease-Back Transactions” on the basis that Steelcase or a Restricted Subsidiary would be permitted to incur Debt secured by a Lien under this paragraph without equally and ratably securing the debt securities, does not exceed the greater of $120 million and 15% of Consolidated Net Tangible Assets (as defined below).

Limitation on Sale and Lease-Back Transactions

The indenture provides that Steelcase will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transactions of any Principal Property unless:

•	such Sale and Lease-Back Transaction occurs within 12 months from the date of the acquisition of the Principal Property subject thereto or the date of the completion of the construction or commencement of full operations of such Principal Property (whichever is later);
•	such Sale and Lease-Back Transaction involves a lease for a term of not more than three years;
•	such Sale and Lease-Back Transaction is between Steelcase and a Restricted Subsidiary or between Restricted Subsidiaries;
•	Steelcase or such Restricted Subsidiary would be entitled pursuant to the covenant described above under “— Limitation on Liens” (other than the clause referring to Sale and Lease-Back Transactions not otherwise prohibited by the indenture) without equally and ratably securing the debt securities, to incur Debt secured by a Lien on the Principal Property involved in such transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction; or
•	Steelcase or such Restricted Subsidiary, within 12 months after the effective date of such Sale and Lease-Back Transaction, applies or causes to be applied an amount not less than the Attributable Debt from such Sale and Lease-Back Transaction to (1) the prepayment, repayment, redemption, reduction or retirement (other than any mandatory prepayment, mandatory repayment, mandatory redemption or sinking fund payment or payment at maturity) of Debt of Steelcase or any Restricted Subsidiary (other than Debt that is subordinate to the debt securities or Debt to Steelcase or a Restricted Subsidiary) or (2) expenditures for the acquisition, construction, development or expansion of Principal Property used or to be used in the ordinary course of business of Steelcase or a Restricted Subsidiary.

Certain Definitions

“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in the transaction, as determined in good faith by a principal accounting officer of Steelcase) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments will include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet of Steelcase and its Subsidiaries (other than those principally engaged in leasing or financing activities) as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount:

•	all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than liabilities of Subsidiaries principally engaged in leasing and financing activities that are not guaranteed by Steelcase or any of its other Subsidiaries); and
•	the total of the net book values of all assets of Steelcase and its Subsidiaries (other than those principally engaged in leasing or financing activities) properly classified as intangible assets under generally accepted accounting principles in the United States of America (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest thereof) constituting the principal corporate office, any manufacturing plant or any manufacturing, research or engineering facility (whether owned or leased at, or acquired or leased after, the date of the indenture) that is owned or leased by Steelcase or a Restricted Subsidiary and that is located within the continental United States, unless Steelcase’s board of directors (or a committee thereof) has determined in good faith that such property is not material to the operation of the business conducted by Steelcase and its Subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary (1) substantially all of whose property is located within the continental United States, (2) which owns a Principal Property and (3) in which Steelcase’s investment exceeds 2.5% of the aggregate amount of assets included on a consolidated balance sheet of Steelcase and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available. However, the term “Restricted Subsidiary” does not include Steelcase Financial Services Inc. (so long as Steelcase Financial Services Inc. is principally engaged in leasing or financing activities) or any other Subsidiary that is principally engaged in leasing or financing activities.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Steelcase or any Restricted Subsidiary of any Principal Property, whether owned at the date of the issuance of the debt securities or thereafter acquired (excluding temporary leases of a term, including renewal periods, of not more than three years), that has been or is to be sold or transferred by Steelcase or any Restricted Subsidiary to such person with the intention of taking back a lease of the property.

“Subsidiary” means (1) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by Steelcase, by one or more of its subsidiaries or by Steelcase and one or more of its subsidiaries and (2) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by Steelcase, by one or more of its subsidiaries or by Steelcase and one or more of its subsidiaries.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters or dealers;
•	directly to purchasers or to a single purchaser;
•	through agents; or
•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;
•	any delayed delivery arrangements;
•	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and
•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices relating to such prevailing market prices; or
•	at negotiated prices.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents or remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time. These transactions may be effected on a national securities exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they may not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealers may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement, as the case may be, the names of the dealers and the terms of the transaction.

We may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;
•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. If indicated in an applicable prospectus supplement or pricing supplement, as the case may be, we may sell the securities through agents from time to time. The applicable prospectus supplement or pricing supplement, as the case may be, will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Remarketing Arrangements

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

Institutional Purchasers

We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, will act as counsel to Steelcase. Certain matters of Michigan law will be passed on by Liesl A. Maloney, Assistant General Counsel & Assistant Secretary of Steelcase. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Steelcase Inc.’s Annual Report on Form 10-K for the year ended February 23, 2018 and the effectiveness of Steelcase Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

$450,000,000

5.125% Senior Notes due 2029

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

Senior Co-Managers

Fifth Third Securities	HSBC
Wells Fargo Securities

Co-Manager

US Bancorp

January 16, 2019